UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2011

AEOLUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-50481	56-1953785
(Commission File Number)	(IRS Employer Identification No.)

26361 Crown Valley Parkway, Suite 150
Mission Viejo, California 92691
(Address of Principal Executive Offices, Including Zip Code)

949-481-9825
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

(a) On February 18, 2011, Aeolus Pharmaceuticals, Inc. (the “Company”) entered into a Research and Manufacturing Agreement (the “JMPS Agreement”) with Johnson Matthey Pharmaceutical Materials, Inc. (d/b/a Johnson Matthey Pharma Services) (“JMPS”), pursuant to which the Company has engaged JMPS to, among other things, analyze, assess and develop a reliable separations or manufacturing process for certain chemical compounds as required by the Company and to perform such additional work as may be required or agreed upon by the parties and to manufacture compounds for the Company. The Company entered into the JMPS Agreement in furtherance of the Company’s efforts under the development agreement with the Office of Biomedical Research and Development Authority for the development of AEOL 10150, the Company’s lead compound, as a medical countermeasure against the pulmonary sub-syndrome of acute radiation syndrome that the Company announced on February 15, 2011 (the “BARDA Contract”).  JMPS will provide services to the Company under the JMPS Agreement through one or more project engagements. Each project will have a detailed project description and separate fee agreement based on the nature and duration of the project and the specific services to be performed by JMPS. Under the initial project (the “Initial Project”), JMPS has agreed to, among other things, analyze, research and develop methods for improving the manufacturing process and prepare a good manufacturing process stability program for AEOL 10150. The Company has engaged JMPS to perform services under the Initial Project through February 10, 2012, which is the first year base period of performance under the BARDA Contract.

The term of the JMPS Agreement will continue until the later of February 16, 2016 or the date on which all projects under the agreement have been completed or terminated. In addition, the Company has agreed to indemnify JMPS for liability incurred in connection with matters directly related to compounds or other materials or processes supplied or disclosed to the Company by JMPS, and JMPS has agreed to indemnify the Company for liability incurred in connection with third party claims directly related to JMPS’ nonfeasance, misfeasance or malfeasance with respect to the services provided and the products supplied by JMPS under the JMPS Agreement.

(b) On February 23, 2011, the Company entered into a General Management Consulting Assignment (the “BAH Agreement”) with Booz Allen Hamilton Inc. (“Booz Allen”), pursuant to which the Company engaged Booz Allen to provide consulting and operational support to the Company’s development efforts under the BARDA Contract.   Under the BAH Agreement, Booz Allen will, among other things, provide the Company with evaluation, operational and transitional support during the establishment and enhancement of the Company’s quality assurance, document management, earned value management and program management systems.  The Company has agreed to pay Booz Allen on a time-and-material basis. The estimated fee for the services to be provided by Booz Allen during the first year of the BAH Agreement is approximately $1.9 million, plus reimbursement of travel and incidental support expenses.

The BAH Agreement has an unlimited term, provided that either party may terminate it if the other party becomes or is declared insolvent or bankrupt or under similar circumstances and the Company may also terminate the agreement upon 30 days advance written notice to Booz Allen. In addition, the Company has agreed to indemnify Booz Allen for liability incurred in connection with matters covered by the BAH Agreement except in the event of Booz Allen’s gross negligence or willful misconduct, and Booz Allen has agreed to indemnify the Company for liability incurred as a result of Booz Allen’s gross negligence or willful misconduct under the BAH Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2011	AEOLUS PHARMACEUTICALS, INC.

/s/ Russell Skibsted
Russell Skibsted
Senior Vice President & Chief Financial Officer